                                                                    Exhibit 99.6


CONTACT: Liz Merritt, Rural/Metro Corporation
         (480) 606-3337

         Morgen-Walke Associates
         Investor Relations:       Jim Byers
         (415) 296-7383
         Media Relations:          Christopher Katis
         (415) 296-7383
         Wire Services:            Eric Gonzales
         (212) 850-5600

             RURAL/METRO CORPORATION ANNOUNCES BANK WAIVER EXTENSION


         SCOTTSDALE, ARIZ. (April 16, 2001) - Rural/Metro Corporation (Nasdaq:
RURL) announced today that it has agreed to a new waiver of covenant compliance under its $150 million revolving credit facility through August 1, 2001.

         Lenders have agreed to the Company's waiver proposal, which included the payment of $1.25 million in principal. Also at the Company's request, its banks will not charge an administrative fee for this waiver. Further, the Company will retain an additional restructuring consultant to join its current advisory team to assist in negotiations with the Company's banks.

         Jack Brucker, President and Chief Executive Officer, said, "It is clear that we have made significant progress, and will continue to take actions to improve financial performance while delivering the highest quality health and safety services to our customers. We look forward to continuing discussions with our lenders and our advisors regarding our bank debt. We appreciate the cooperation and support our banks have provided throughout this process and remain committed to actively pursuing a permanent resolution."

         Mr. Brucker continued: "We have successfully redefined and refocused our domestic ambulance operations during the past year, taken important steps to strengthen the balance sheet, increase cash flow, enhance the quality of revenue and service our debt. Through these actions, the Company has demonstrated its fundamental strength and status as a leading, national provider of medical transportation and safety services."

         The Company also continues to fully honor the commitments and covenants of its $150 million senior notes issued in March 1998. Brucker continued, "We were very pleased to make our $5.9 million bond interest payment as scheduled last month as we enter our fourth year of continuous, 100 percent performance on this important financial obligation." Rural/Metro's senior notes mature in 2008.

         Rural/Metro Corporation provides mobile healthcare services, including emergency and non-emergency ambulance transportation, fire protection and other safety-related services to municipal, residential, commercial and industrial customers in more than 400 communities throughout the United States and Latin America.

         Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the Company's ability to continue discussions with its lenders, execute a definitive waiver agreement, secure a permanent lending facility, improve operating margins, expedite the collection process, and effectively manage working capital requirements, and other factors and risks disclosed from time to time in the Company's SEC reports and filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this press release.

                                       ###